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                                                                    Exhibit 4(a)

                 FOURTH AMENDMENT TO CREDIT AND LOAN AGREEMENT
                 ---------------------------------------------


         THIS FOURTH AMENDMENT (the "Amendment"), effective as of August 24th, 2000, is made to that certain Credit and Loan Agreement, dated as of August 7, 1998, as the same was amended by that certain First Amendment to Credit Agreement and Loan Agreement, dated as of October 6, 1998, that certain Second Amendment to Credit and Loan Agreement, dated as of February 9, 1999, and that certain Third Amendment to Credit and Loan Agreement, dated as of June 23, 2000 (collectively, the "Loan Agreement"), by and among TRANSMATION, INC., an Ohio corporation (the "Borrower"), THE LENDERS PARTY THERETO FROM TIME TO TIME (the "Lenders") and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent (in such capacity, together with its successors in such capacity, the "Agent").

                                   RECITALS:

         WHEREAS, the Borrower has requested that certain changes and modifications be made to the Loan Agreement, and the Lenders are agreeable to making the same in accordance with the terms and conditions set forth herein, commencing as of the effective date first written above.

         NOW, THEREFORE, in consideration of the promises and of the mutual covenants herein contained, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

         1. DEFINITIONS. All capitalized terms used and not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Loan Agreement,

         2. CERTAIN FINANCIAL COVENANTS.

               (a) Subsection (a) of Section 6.01 of the Loan Agreement is amended as follows:

                   (a) (i) for the fiscal quarter ending September 30, 2000 permit the Fixed Charge Coverage Ratio (measured as of the period of the four (4) then most recently completed fiscal quarters of the Borrower) to be less than 1.30 to 1.00;

                   (ii) for the fiscal quarter ending December 31, 2000 permit the Fixed Charge Coverage Ratio (measured as of the period of the four (4) then most recently completed fiscal quarters of the Borrower) to be less than 1.40 to 1.00; and

                   (iii) for the fiscal quarter ending March 31, 2001 permit the Fixed Charge Coverage Ratio (measured as of the period of the four (4) then most recently completed fiscal quarters of the Borrower) to be less than 1.45 to 1.00.

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               (b) Subsection (b) of Section 6.01 of the Loan Agreement is
               amended as follows:


                   (b) Permit the consolidated Net Worth of Borrower and its Subsidiaries to be less than the sum of:

                   (i) $12,600,000 by September 30, 2000;

                   (ii) $12,700,000 by December 31, 2000;

                   (iii) $13,100,000 by March 31, 2001.

               (c) Subsection (c) of Section 6.01 of the Loan Agreement is amended as follows:

                   (c) Permit the ratio of consolidated Funded Debt of Borrower and its Subsidiaries to the consolidated EBITDA of Borrower and its Subsidiaries, calculated at the same point in time, and measured as of the period of the four (4) then most recently completed fiscal quarters of the Borrower to be:

                   (i) greater than 4.00 to 1.00 from July 1, 2000 to and including September 30, 2000;

                   (ii) greater than 3.65 to 1.00 from October 1, 2000 to and including December 31, 2000;

                   (iv) greater than 3.40 to 1.00 from January 1, 2001 to and including March 31, 2001.

         3. CONDITIONS TO ENTERING INTO AMENDMENT.

         The obligation of each Lender to enter into this Amendment and to make Loans on the date hereof is subject to the satisfaction of the following conditions precedent, in addition to the conditions precedent set forth in
Section 4.02 of the Loan Agreement:

         (a) FEES, EXPENSES, ETC. All fees and other compensation to be paid to the Agent or the Lenders pursuant hereto, and pursuant to any other written agreement on or prior to the date hereof shall have been paid or received, and all invoiced expenses incurred by the Agent pursuant hereto shall have been paid.

         4. CERTAIN REPRESENTATIONS. Borrower represents and warrants to the Agent and each Lender as follows:

         (a) All Conditions contained in Section 4.02 of the Loan Agreement have been satisfied in all material respects except as otherwise specifically set forth herein.

         (b) Borrower's Articles of Incorporation and Code of Regulations provided to Agent on August 7, 1998 have not been amended or repealed.




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         5. CERTAIN COVENANTS. The Borrower hereby covenants to the Lenders as follows:

         (a) Borrower agrees to provide copies of the certificate of incorporation or articles of organization and all agreements between it and the other shareholders or members of the joint venture it proposes to form with Hilton Engineering, Inc., which shall be in form and substance satisfactory to Lenders and their counsel. Borrower also agrees to pledge at least 66.5% of its capital stock of such entity (or of the Borrower's or pledgor's interest in and to such entity, however characterized), together with any and all other financing statements, stock powers, stock certificates and other documents and instruments necessary to create and perfect a valid first priority security interest in and to such stock or security.

         6. MISCELLANEOUS. This Amendment is entered into pursuant to and in accordance with Section 9.03 of the Loan Agreement. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. Except as expressly modified or amended herein, the Loan Agreement and each of the other Loan Documents to which the Borrower is a party is hereby restated, ratified and confirmed and shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have caused this Fourth Amendment to Credit and Loan Agreement to be duly executed and delivered as of the date first above written.

                              TRANSMATION, INC.

                              By: /s/ Robert G. Klimasewski
                                  -----------------------------------
                              Name:  Robert G. Klimasewski
                                    ---------------------------------
                              Title: President and CEO
                                     --------------------------------

                              KEYBANK NATIONAL ASSOCIATION,
                              as Agent and a Lender

                              By: /s/ John F. Sorensen, SVP
                                  -----------------------------------
                                  John F. Sorensen, Senior Vice President

                              LENDERS:
                              CITIZENS BANK OF MASSACHUSETTS,
                              F/K/A STATE STREET BANK AND TRUST COMPANY

                              By: /s/ F. Andrew Beise
                                  -----------------------------------
                              Name: F. Andrew Beise
                                    ---------------------------------
                              Title: Senior Vice President
                                     --------------------------------




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